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                                                                     Exhibit 5.1


                        [Letterhead of Allen & Gledhill]


                             Writer's Name: Ms. Yap Lune Teng

Our Ref: YLT/SLLC/02825/90   Writer's Direct Line: (65) 420-7665/6

                             Writer's Direct Fax: (65) 224-3017

Your Ref:                    Writer's Direct e-mail: yapluneteng@gledhill.com.sg


Flextronics International Ltd.
514 Chai Chee Lane #04-13
1 Bedok Industrial Estate
Singapore 469029                                              13th October, 1999


Dear Sirs,


                     Registration Statement on Form S-3 of
                 Flextronics International Ltd. (the "Company")

            We refer to the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on or about 22nd September, 1999 in connection with the registration under the Securities Act of 1933, as amended, of 2,688,342 ordinary shares of S$0.01 each in the capital of the Company (the "Ordinary Shares") to which the Registration Statement relates ("Registration Shares").

            We have assumed that the Registration Shares are part of the aggregate number of:

            1. 2,806,000 Ordinary Shares allotted and issued pursuant to the acquisition by the Company of 92% of the outstanding shares of Neutronics Electronic Industries Holding A.G.;

            2. 229,990 Ordinary Shares allotted and issued pursuant to the acquisition by Flextronics International (Sweden) AB (a wholly-owned subsidiary of the Company) of all of the outstanding shares of Energipilot AB;
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ALLEN & GLEDHILL

     3. 23,534,229 Ordinary Shares allotted and issued pursuant to the Company's one-for-one bonus issue effected on 11th January, 1999; and

     4. 1,639,642 Ordinary Shares allotted and issued pursuant to the acquisition by Flextronics Holding Finland Oy (a wholly-owned subsidiary of the Company) of all of the issued and outstanding capital stock of Kyrel EMS Oyj.

     As your Singapore counsel, we have examined the proceedings taken by the Company in connection with the allotment and issuance of the Registration Shares. We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

     Based on the foregoing, we are of the opinion that the Registration Shares allotted and issued by the Company, and which are represented by share certificates issued in respect of such Registration Shares, are validly issued and fully-paid.

     We consent to the use of this opinion as an exhibit to be filed by amendment to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

                                        Yours faithfully,

                                        /s/ Allen & Gledhill
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